Exhibit 99

            AMERICAN PHYSICIANS CAPITAL, INC. REPORTS FOURTH QUARTER
                            AND YEAR END 2005 RESULTS

    EAST LANSING, Mich., Feb. 15 /PRNewswire-FirstCall/ --
    Significant Fourth Quarter 2005 Events

    * Net income of $10.4 million or $1.21 per diluted common share for the quarter
    *  Substantial recovery on fixed-income security previously written-off
    * Pre-tax income of $17.7 million in medical professional liability for the quarter
    * Positive prior year development of $2.5 million on medical professional liability reserves
    *  Stable reserves for other insurance lines

    American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $10.4 million or $1.21 per diluted common share for the fourth quarter of 2005. This compares to net income of $6.5 million, or $.73 per diluted common share for the 2004 fourth quarter. For the year ended December 31, 2005, the Company has generated net income of $72.4 million or $8.29 per diluted common share compared to net income of $20.0 million or $2.30 per diluted share in 2004. The 2005 net income amount includes the $44.1 million impact of eliminating the deferred tax asset valuation allowance in the second quarter.

    For the fourth quarter of 2005, operating income, which excludes realized gains and losses, net of tax, was $8.6 million or $1.00 per diluted share. This compares to net operating income of $6.3 million or $.71 per diluted share in the fourth quarter of 2004.

    "We completed our second year of positive financial performance in 2005," stated President and Chief Executive Officer R. Kevin Clinton. "Through our strategic efforts which began in 2002, we have restructured our Company into a consistently profitable enterprise, focused on our core medical professional liability product in our core states."

Medical Professional Liability Results

(dollars in thousands)

                                         Three Months Ended             Year Ended
                                             December 31,              December 31,
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
Direct Premiums Written               $   37,797   $   39,193   $  183,454   $  203,034

Net Premiums Written                  $   34,018   $   33,954   $  157,780   $  175,042

Net Premiums Earned                   $   40,589   $   43,651   $  163,570   $  173,835
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses            31,626       35,673      131,081      148,230
  Gerling Commutation                          -            -            -        4,139
  Prior Year Losses                       (2,500)      (1,301)      (6,425)      (6,850)
     Total                                29,126       34,372      124,656      145,519

Underwriting Expenses                      7,857        7,980       32,759       35,320
Underwriting Income (Loss)                 3,606        1,299        6,155       (7,004)
Net Investment Income and Other           14,104       11,299       43,352       43,476
Pre-tax Income                        $   17,710   $   12,598   $   49,507   $   36,472

Loss Ratio:
  Current Accident Year                     77.9%        81.7%        80.1%        85.3%
  Prior Year Development (including
   Gerling)                                 -6.1%        -3.0%        -3.9%        -1.6%
  Calendar Year                             71.8%        78.7%        76.2%        83.7%

Underwriting Expense Ratio                  19.4%        18.3%        20.0%        20.3%

Combined Ratio                              91.2%        97.0%        96.2%       104.0%

    Pre-tax income in the fourth quarter of 2005 totaled $17.7 million, an increase of $5.1 million or 40.6% from the same period in 2004. For the year ended December 31, 2005, this line has produced pre-tax income of $49.5 million compared to $36.5 million in 2004. The improved results reflect the positive impact of rate increases and more stringent underwriting standards implemented since 2002, the exit from unprofitable markets and market segments, as well as favorable loss development patterns.

    The loss ratio in the fourth quarter of 2005 was 71.8%, which lowered the loss ratio for the year to 76.2%. The 2005 loss ratio is down from 83.7% for 2004. The improved loss ratio was the result of several factors including earned rate increases and the application of stricter underwriting standards. The 2005 loss ratio includes $6.4 million of positive prior year development as compared to $6.9 million a year ago (excluding the effects of the 2004 Gerling commutation).

    Direct written premiums are down $1.4 million or 3.6% in the fourth quarter of 2005, and for the year premiums are down $19.6 million or 9.6% from 2004. The result of exiting Nevada and Florida, discontinuing the alternative risk program and non-renewing a large hospital account due to underwriting considerations accounted for approximately $10.6 million of this year-over- year decline in premium. Premiums also declined from 2004 due to reducing exposures in certain high risk territories and specialties in Ohio and Kentucky where our premiums are down $4.6 million and $3.5 million year-over- year, respectively.

    Premium rate increases have ranged from 2.5% to 9.0% by state in 2005, except Kentucky where we increased rates 23.6%. Although we have experienced price competition, we remain committed to profitable underwriting, and thus will continue to adequately price our product.

    The underwriting expense ratio was 19.4% in the fourth quarter of 2005, up from 18.3% in the fourth quarter of 2004. However, for the year, the underwriting ratio was 20.0%, down slightly from the 20.3% in 2004.

Other Insurance Lines Results

(dollars in thousands)

                                         Three Months Ended             Year Ended
                                             December 31,              December 31,
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
Direct Premiums Written               $      (25)  $    1,973   $    2,057   $   10,911

Net Premiums Written                  $      (50)  $    2,673   $     (398)  $   11,389

Net Premiums Earned                   $      (50)  $    2,969   $      713   $   26,744
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses               (90)       2,283          415       23,371
  Gerling Commutation                          -            -            -          271
  Prior Year Losses                          244        3,431        2,053        8,625
      Total                                  154        5,714        2,468       32,267

Underwriting Expenses                        (24)         715          321        7,361
Underwriting Loss                           (180)      (3,460)      (2,076)     (12,884)
Net Investment Income and Other              671          546        2,860        3,510
Pre-tax Income (Loss)                 $      491   $   (2,914)  $      784   $   (9,374)

Loss Ratio:
  Current Accident Year                         *        76.9%        58.2%        87.4%
  Prior Year Development (including
   Gerling)                                     *       115.6%       287.9%        33.3%
  Calendar Year                                 *       192.5%       346.1%       120.7%

Underwriting Expense Ratio                      *        24.1%        45.0%        27.5%

Combined Ratio                                  *       216.6%       391.1%       148.2%

(*not meaningful due to negative premium)

    All of our other insurance lines policies have expired. The negative premium amounts in the fourth quarter are the result of final policy audits or other adjustments. The majority of residual health claims outstanding have been run-off. We continue to manage the run-off of the workers' compensation claims. There were 585 open claims at December 31, 2005, down 47.2% since the start of the year.

    Investment Income

    Investment income was $11.6 million in the fourth quarter of 2005, an increase of $659,000 from the fourth quarter of 2004. For the year ended December 31, 2005, investment income was $45.2 million, down $2.2 million from 2004. Investment income is down in 2005 as a result of our efforts to reduce the overall risk of our portfolio, whereby we have liquidated higher risk securities, which had been generating higher returns. In addition, certain CMO securities decreased in market value by approximately $1.1 million in 2005. Due to the accounting treatment associated with these securities, market value adjustments are reflected in investment income. Overall, the investment portfolio of the Company generated a 5.43% return in 2005 as compared to 5.93% in 2004. In the fourth quarter of 2005, we recovered approximately $2.7 million in cash related to securities that had been written-off in previous years.

    At December 31, 2005, $345.7 million, or 60.7% of our fixed-income security portfolio is classified as held-to-maturity. The Company retains $224.1 million of securities classified as available-for-sale and $273.0 million of cash and cash equivalent resources that allow management flexibility with respect to investment options in response to changes in future interest rates.

    Federal Income Taxes

    At December 31, 2005, the Company had a net deferred tax asset of $44.0 million. This amount includes deferred tax assets relating to approximately $21.3 million of net operating loss carryforwards available to offset future taxable income, and $8.8 million of alternative minimum tax credit carryforwards.

    Balance Sheet and Equity Information

    APCapital's total assets were $1.109 billion at December 31, 2005, up $39.4 million from December 31, 2004. At December 31, 2005, the Company's total shareholders' equity was $261.2 million compared to $202.1 million at December 31, 2004. The increase in equity was the result of the 2005 net income and the non-income effect of the deferred tax valuation allowance reversal during the second quarter of 2005, partially offset by the effect of share repurchases and investment market value declines.

    APCapital's book value per common share was $31.35 at December 31, 2005, based on 8,333,417 common shares outstanding, compared to $23.31 at December 31, 2004.

    Share Repurchase Program

    During the fourth quarter of 2005, the Company repurchased 168,600 shares of its common stock at an average price of $45.42. For the year, the Company has repurchased 433,500 shares at an average price of $39.35. Under the November 2, 2005 authorization, the Company has approximately 410,000 shares available for repurchase at December 31, 2005.

    Outlook

    "The 2005 results have demonstrated that we have transformed APCapital into a strong profitable Company," said Clinton. "Our business is profitable and we are well positioned to grow in our key markets. However, we remain careful managers of our capital and will only grow if it can be done at appropriate rates. If not, we will continue our strategy of utilizing our capital more effectively elsewhere."

    Conference Call

    APCapital's website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2005 fourth quarter and year-end results on February 16, 2006 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors", then "Webcasts". For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 (international 617-801-6888) and entering the conference passcode: 71780556. The replay will be available through 11:59 p.m. Eastern time on February 21, 2006.

    Corporate Description

    American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com .

    Forward-Looking Statement

    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section entitled "Outlook", we are making forward- looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

    * increased pressures on premium rates and our potential inability to obtain rate increases;
    *  changes in competitive conditions;
    * the potential inadequacy of our loss and loss adjustment expense reserves, which could require us to make an adjustment to the level of these reserves and that may materially and adversely impact the results of operations for the period any such adjustment is made;
    * unforeseen costs or the need for additional reserve enhancements associated with our exit from workers' compensation;
    * substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims;
    * the passing of tort reform at a national level may have a material adverse impact on our results of operations pertaining to certain markets that currently have tort reform in place at the state level;
    * recently passed tort reform legislation in Illinois may have a material adverse impact on our results of operations if claims frequency or severity trend upwards, as we may not be able to obtain rate increases the Company deems necessary;
    *  an unanticipated increase in claims frequency or severity patterns;
    * our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers;
    * our potential inability to collect the full amount of our reinsurance recoverables from reinsurers experiencing financial difficulties, which could result in a future charge to income;
    * adverse regulatory and market changes in certain states of operation where our business is concentrated;
    *  the loss of our relationships with medical associations;
    * an interruption or change in our principal third-party distribution relationship;
    * the potential insolvency of any of the guaranty associations in which we participate;
    *  our potential inability to comply with insurance regulations;
    *  a reduction in our A.M. Best Company rating;
    *  negative changes in financial market conditions;
    *  a significant increase in short-term interest rates;
    *  a downturn in general economic conditions; and
    * any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

    APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

    Definition of Non-GAAP Financial Measures

    The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

    In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
APCapital, Inc.

Balance Sheet Data

                                          December 31,   December 31,
                                              2005           2004
                                          ------------   ------------
                                             (In thousands, except
                                                per share data)
Assets:
 Available-for-sale - bonds               $    224,101   $    657,706
 Held-to-maturity - bonds                      345,702              -
 Other invested assets                          11,568          9,456
 Cash and cash equivalents                     272,988        190,936
 Cash and investments                          854,359        858,098

 Premiums receivable                            50,729         54,614
 Reinsurance recoverable                       109,368        103,312
 Deferred federal income taxes                  44,039              -
 Other assets                                   50,833         53,875

  Total assets                            $  1,109,328   $  1,069,899

Liabilities and Shareholders'
 Equity:
 Unpaid losses and loss adjustment
  expenses                                $    689,857   $    693,630
 Unearned premiums                              82,098         90,040
 Long-term debt                                 30,928         30,928
 Other liabilities                              42,592         50,977
  Total liabilities                            845,475        865,575

 Minority interest in consolidated
  subsidiary                                     2,641          2,200

 Common stock                                        -              -
 Additional paid-in-capital                     74,444         86,956
 Retained earnings                             179,748        107,382
 Unearned stock compensation                       (84)          (368)
 Accumulated other comprehensive
  income:
  Net unrealized appreciation on
   investments, net of deferred federal
    income taxes                                 7,104          8,154
 Shareholders' equity                          261,212        202,124

  Total liabilities and
   shareholders' equity                   $  1,109,328   $  1,069,899

Shares outstanding                               8,333          8,672

Book value per share                      $      31.35   $      23.31

Summary Financial Information
APCapital, Inc.

Income Statement

                                     Three Months Ended             Year Ended
                                         December 31,              December 31,
                                  -----------------------   -----------------------
                                     2005         2004         2005         2004
                                  ----------   ----------   ----------   ----------
                                        (In thousands, except per share data)
Direct premiums written           $   37,772   $   41,166   $  185,511   $  213,945

Net premiums written              $   33,968   $   36,627   $  157,382   $  186,431

Net premiums earned               $   40,539   $   46,620   $  164,283   $  200,579
Investment income                     11,581       10,922       45,163       47,373
Net realized gains                     2,783          318        2,033        1,551
Other income                             700          615        1,387        1,177
     Total revenues                   55,603       58,475      212,866      250,680

Losses and loss adjustment
 expenses                             29,280       40,086      127,124      177,786
Underwriting expenses                  7,833        8,695       33,080       42,681
Other expenses                         1,542        3,074        7,795       10,463
  Total expenses                      38,655       51,855      167,999      230,930

     Income before income taxes
      and minority interests          16,948        6,620       44,867       19,750
Federal income tax expense
 (benefit)                             6,441           84      (27,952)        (290)

     Income before minority
      interests                       10,507        6,536       72,819       20,040
Minority interest in net income
 of consolidated subsidiary              (80)         (27)        (453)         (10)

    Net income                    $   10,427   $    6,509   $   72,366   $   20,030

Adjustments to reconcile net
 income to operating income:
 Net income                       $   10,427   $    6,509   $   72,366   $   20,030
     Add back:
    Realized gains, net of tax        (1,809)        (207)      (1,321)      (1,008)

Net operating income              $    8,618   $    6,302   $   71,045   $   19,022

Ratios:

Loss ratio (1)                          72.2%        86.0%        77.4%        88.6%
Underwriting ratio (2)                  19.3%        18.7%        20.1%        21.3%
Combined ratio (3)                      91.5%       104.7%        97.5%       109.9%

Earnings per share data:

Net income
    Basic                         $     1.24   $     0.76   $     8.48   $     2.37
    Diluted                       $     1.21   $     0.73   $     8.29   $     2.30

Net operating income
   Basic                          $     1.02   $     0.74   $     8.32   $     2.25
   Diluted                        $     1.00   $     0.71   $     8.14   $     2.18

Basic weighted average shares
 outstanding                           8,439        8,539        8,538        8,455
Diluted weighted average shares
 outstanding                           8,606        8,881        8,729        8,721

(1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)  The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
APCapital, Inc.

Selected Cash Flow Information
                                               For the Year Ended
                                                   December 31,
                                            -----------------------
                                               2005         2004
                                            ----------   ----------
                                                 (In thousands)
Net cash provided by operating activities   $   38,963   $   43,887

Net cash provided by investing activities   $   57,332   $   49,637

Net cash used in financing activities       $  (14,243)  $   (4,639)

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

                                  Reported Claim Count
                      ---------------------------------------------
                        Excluding                         Total
                         Florida       Florida         (All States)
                      ------------   ------------      ------------
Three Months Ended
December 31, 2005              346              1               347
September 30, 2005             354              7               361
June 30, 2005                  395              6               401
March 31, 2005                 403              1               404
December 31, 2004              365              6               371
September 30, 2004             424              7               431
June 30, 2004                  454              5               459
March 31, 2004                 515             10               525
December 31, 2003              467             62               529
September 30, 2003             566             65               631
June 30, 2003                  588            106               694
March 31, 2003                 602            201(1)            803

                                   Net Premium Earned (in thousands)
                      ---------------------------------------------------------
                                               Florida
                        Excluding    ---------------------------       Total
                        Florida        APCapital        PIC         (All States)
                      ------------   ------------   ------------   ------------
Three Months Ended
December 31, 2005           39,918   $          -   $        671   $     40,589
September 30, 2005          39,345            (40)           975         40,280
June 30, 2005               39,677              -            869         40,546
March 31, 2005              41,124            232            799         42,155
December 31, 2004           42,715            199            737         43,651
September 30, 2004          42,965            531            673         44,169
June 30, 2004               42,842            203            514         43,559
March 31, 2004              41,793            281            382         42,456
December 31, 2003           37,833          1,431            610         39,874
September 30, 2003          38,279          2,764              -         41,043
June 30, 2003               32,463          5,912              -         38,375
March 31, 2003              34,700          4,785              -         39,485

                                       Average Net
                          Open        Case Reserve
                          Claim         Per Open     Average Net
                          Count          Claim        Paid Claim
                       ------------   ------------   ------------
Three Months Ended
December 31, 2005             2,991   $    122,400   $     69,100
September 30, 2005            3,109        119,100         77,300
June 30, 2005                 3,211        116,300         72,500
March 31, 2005                3,344        114,900         85,800
December 31, 2004             3,342        117,000         50,500
September 30, 2004            3,803        103,300         78,100
June 30, 2004                 3,885        100,100         61,000(2)
March 31, 2004                4,103         95,400         55,200
December 31, 2003             4,447         87,600         55,100
September 30, 2003            4,780         82,200         82,200
June 30, 2003                 4,788         79,800         60,300
March 31, 2003                4,830         75,400         71,500

                              Retention Ratio
                       ----------------------------
                        Year Ended      Year Ended
                           2005            2004
                       ------------    ------------
Illinois                         75%             67%
Kentucky                         64%             73%
Michigan                         84%             88%
New Mexico                       89%             92%
Ohio                             82%             79%
  Total (all states)             82%             83%

    Notes:
    All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

    (1) Includes 76 claims reported by 4 physicians at the end of their coverage with the company.

    (2) Average net paid claim data excludes the effect of Gerling Global commutation.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )

SOURCE  American Physicians Capital, Inc.
    -0-                             02/15/2006
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /